EXHIBIT 13.b
Quarterly Report for Period Ended September 30, 2002
BC Securities Commission Form 51-901F Schedule A - Financial Statements

Issuer Details Name of Issuer IMMUNE NETWORK LTD.	For Quarter Ended September 30, 2002		Date of Report Y M D 02 11 28
Issuer's Address 202 – 1768 West 3rd Avenue
City Province Vancouver B.C.	Postal Code V6J 1K4	Issuer Fax No. (604) 733-6631	Issuer Telephone No (604) 733-6623
Contact Person ALLEN BAIN	Contact's Position President & CEO		Contact Telephone No. (604) 733-6808
Contact Email Address abain@immunenetwork.com		Web Site Address http://www.immunenetwork.com

CERTIFICATE

The three schedules required to complete this Quarterly Report are attached and the disclosure contained therein has been approved by the Board of Directors. A copy of this Quarterly Report will be provided to any shareholder who requests it.

Director's Signature "Allen I. Bain"	Print Full Name Dr. ALLEN I. BAIN	Date Signed Y M D 02 11 28
Director's Signature "Alexander Zolotoy"	Print Full Name Dr. ALEXANDER B. ZOLOTOY	Date Signed Y M D 02 11 28

IMMUNE NETWORK LTD.
SCHEDULE B: SUPPLEMENTAL INFORMATION
SEPTEMBER 30, 2002

SECTION 1 - For the Fiscal Year-to-Date (January 1, 2002 to September 30, 2002)

a)              Deferred costs

Intellectual properties
		Accumulated	Net Book
	Cost	Amortization	Value
	$	$	$

2002
Technology	208,835	141,098	67,737
License	5,000	2,750	2,250
Patents	226,216	156,775	69,441
Trademarks	9,899	3,557	6,342

	449,950	304,180	145,770

b)             Research and development expenditures

2002
$

Consulting	134,718
Laboratory, Office, Sundry	104,663
Salaries & Benefits	99,773
Travel	10,984

Less: Sub-License fees Revenue	(10,000)

Total Expenses	340,138

c)             General and administrative expenditures

2002
$

Consulting	132,515
Interest and bank charges	1,808
Legal, audit and accounting	131,994
Office supplies	112,301
Postage	5,099
Promotion & entertainment	481
Salaries & benefits	102,656
Securities, brokerage and transfer agent fees	66,676
Subscriptions	125
Telephone	5,065
Travel	2,139

Less: Exchange Gain	(410)

Total Expenses	560,449

1

IMMUNE NETWORK LTD.
SCHEDULE B: SUPPLEMENTAL INFORMATION
SEPTEMBER 30, 2002

SECTION 2. Related Party Transactions

	2002	2001
	$	$

Legal fees and expenses charged by a firm where one of the principals is an officer of the Company	19,213	60,337
Consulting fees charged by an accounting firm where one of the principals was an officer of the Company	-	710
Consulting services rendered by directors of the Company	24,000	12,000

SECTION 3 - For the Fiscal Year-to-Date (January 1, 2002 to September 30, 2002)

a). i. Summary of securities issued during for year-to-date period.

Date of	Type of	Type of	Number	Price	Total	Type of	Commission
Issue	Security	Issue			Proceeds	Consideration	Paid

11-Feb	Common shares	Preferred Shares Conversion	12,993,638	1.25	-	Shares	NIL
06-Mar	Common shares	Private Placement	150,00	US0.10	24,071	Cash	NIL
06-Mar	Common shares	Private Placement	150,00	US0.10	24,071	Cash	NIL
06-Mar	Common shares	Private Placement	50,00	US0.10	8,024	Cash	NIL
01-Apr	Common shares	Private Placement(1)	100,000	US0.50	80,000	Service	NIL
04-Sep	Common shares	Private Placement	907,000	US0.10	140,151	Cash	NIL
25-Sep	Common shares	Private Placement(2)	200,000	US0.10	31,178	Service	NIL

Total			14,200,988		307,495

Exchange rate:1.6047 in March , 1.5935 in April, 1.5589 in September

(1)	On April 1st 2002, the Company entered into a consulting agreement with a third party. The company agreed to issue to the consultant an aggregate of 100,000 fully –paid and non-assessable common share in the capital of the Company, at a deemed price of US$0.50 (the exchange rate at 1.5935) per share upon completion of the Services.
(2)	On September 4, 2002, the Company issue 200,000 shares to a third party for the consultant fees payment. This shares is paid and non-assessable common share in the capital of the Company, at a deem price of US$0.10 (at the exchange rate of 1.5589) per share upon completion of the Service.

b). Summary of options granted during the year to date period

Name of Optionee	No. of Options	Exercise Price	Grant Date	Expiry Date

Insiders:
Allen Bain	3,000,000	US$0.15	06-March-02	06-March-12
Alexander Zolotoy	200,000	US$0.10	10-Aug-02	10-Aug-07
Others:
Employees	1,800,000	US$0.15	06-March-02	06-March-12
Employees	600,000	US$0.10	10-Aug-02	10-Aug-07

Total	5,600,000

2

IMMUNE NETWORK LTD.
SCHEDULE B: SUPPLEMENTAL INFORMATION
SEPTEMBER 30, 2002

SECTION 4 - As at the End of the Quarter (September 30, 2002)

a)      Authorized capital and summary of shares issued and outstanding

         Please refer to interim financial statements note 3 (a) and (b).

b)      Summary of options, warrants and convertible securities outstanding

         Please refer to interim financial statements note 3 (c).

c)      Number of shares in escrow or subject to a pooling agreement

         The Company has 5,566,667 common shares held in escrow.

SECTION 5. List of Directors and Officers

         Dr. Allen I. Bain (Director, Chief Executive Officer, President)

         Dr. Alexander Zolotoy, (Director)

3

IMMUNE NETWORK LTD.
SCHEDULE B: SUPPLEMENTAL INFORMATION
SEPTEMBER 30, 2002

QUARTERLY REPORT TO SHAREHOLDERS -

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2002

FORM51 901F- SCHEDULE C: MANAGEMENT DISCUSSION

SECTION 1 DESCRIPTION OF BUSINESS

Immune Network Ltd., (the "Company") amalgamated under the laws of the Province of British Columbia, is a biotechnology company discovering and developing new drugs to treat major diseases. The Company is in the process of developing drugs for treatment of various immunological diseases, with a current focus on Alzheimer disease, AIDS and hepatitis C. The Company’s strategy is to acquire technology rights, to add value through further development, and to obtain a return on investment in the technologies through licensing agreements, alliances, or spin-offs. The Company has not yet determined the ultimate economic viability of the drugs under development. The Company is a development stage company and does not have sales and marketing operations. To date, the Company has not earned significant revenues from its drug candidates.

SECTION 2 DISCUSSION OF OPERATIONS AND FINANCIAL CONDITION

RESEARCH AND DEVELOPMENT ACTIVITIES

During the 3rd quarter of 2002, the Company’s resources were focused on two projects under development, described as follows:

a] Alzheimer project ("AD2")

In 2002 Q3, the Company completed data collection from its 52-week Phase 2 Alzheimer clinical trial. Just after the quarter end, the top line results of the trial were announced as negative. The trial was unable to demonstrate a statistically significant effect of dapsone on Alzheimer disease in the overall trial population. Analysis of clinical trial continued after the end of the quarter.

During the quarter, the Company retained Epinomics and Chapman Pharmaceutical Consulting to assist in planning for various clinical outcomes for the Company’s Phase 2 trial. The Company also signed a letter of intent with Jacobus Pharmaceutical Company Ltd. for a royalty arrangement on dapsone sales. The Jacobus letter of intent was subsequently not converted into a binding agreement. The Company further signed an agreement with Atrix Laboratories Inc. to allow access as required by the Company to certain of Atrix’ toxicology data for regulatory purposes. Subsequent to the quarter end, certain payments to Atrix required by the agreement have been delayed by the Company.

IMMUNE NETWORK LTD.
SCHEDULE B: SUPPLEMENTAL INFORMATION
SEPTEMBER 30, 2002

b] Monoclonal antibody projects

In 2002 Q3, the Company continued business development activities relating to its two lead monoclonal antibodies, designated as 1F7 and hNM01. The Company began a relationship with Viralogic, for evaluation of the hNM01 antibody. Preparation was also made for a separate company named AbNovo to continue the characterization of the 1F7 cell line and its product, and to commence production of clinical trial hNM01. Immune Network was also notified of the issuance of another U.S. patent on 1F7 during the quarter.

Subsequent to the quarter end, the Company continued its activities on the antibody projects without completing any transactions with AbNovo. AbNovo is currently an inactive, wholly-owned subsidiary of the Company, in which activities relating to a joint venture with SoLogic Pty. Ltd. of Australia are anticipated to take place (see below).

MANAGEMENT

During the 3rd quarter, two directors resigned from the Company for personal reasons, and were not replaced: Mr. Oh Kim Sun and Dr. Hugh Wynne-Edwards. Subsequent to the quarter, Mr. Mark Glusing resigned as Director, Secretary, and COO and was replaced as Director and Secretary by Dr. Alexander Zolotoy.

The consolidation (reverse split) of the Company’s common shares on a ten-for-one basis, as approved at the Annual General Meeting, took place during the quarter. The trading symbol was concomitantly changed from IMMKF to IMMFF.

FINANCIAL HIGHLIGHTS

For the quarter ended September 30, 2002, Immune Network Ltd. incurred a consolidated net loss relating to continuing operations of $1,109,446, representing a loss of $0.08 per share and net loss from to discontinued operations of $nil, representing a total net loss of $0.08 per share. This compares to a net loss for the quarter ended June 30, 2001 of $8,056,991, representing $0.13 per share and a net loss from discontinued operation $715,812, representing a total net loss of $0.01 per share.

Research and development expenses, for the quarter ended September 30, 2002 were $340,138 as compared to $4,734603 during the quarter ended September 30, 2002. Research and development expenses incurred in 2002 were primarily due to the cost in relation to the 1F7 & hNMO1 antibody project. The costs relating to the DAD2000 Phase II Alzheimer clinical trial were paid in 2001 for work carried out in both 2001 and 2002. General and administrative expenses for the year ended September 30, 2002 were $560,449 as compared to $760,836 during the quarter ended September 30, 2002.

The results of the B.C. Research Inc. disposition have been recorded in year 2001. As this transaction occurred, the results of operations of the contract sciences and services segment have been shown as discontinued operations on previously reported financial statements and have thus been reclassified.

IMMUNE NETWORK LTD.
SCHEDULE B: SUPPLEMENTAL INFORMATION
SEPTEMBER 30, 2002

Legal fees were incurred in the amount of $19,213, during the quarter ended September 30, 2002 [2001 $60,337] to a legal firm where one of the associates was an officer of the company. Consultant fees were incurred in the amount of $24,000, during the quarter ended September 30, 2002 [2001 $12,000] to a person who is one of the directors and officers of the Company

SECTION 3 SUBSEQUENT EVENTS

After the end of the quarter, a director resigned and was replaced (see above).

On November 20, 2002, Immune Network Ltd. announced its Joint Venture with SoLogic Pty Limited of Australia, subject to a 30 day due diligence period. The Joint Venture, which will incorporated in Immune Network’s inactive subsidiary AbNovo Inc., will have full access to Immune Network’s intellectual property portfolio, with funding from SoLogic of approximately US $1.5 million over 2 years. The initial focus of AbNovo is expected to be on the early commercialization prospects for one of Immune Network's patent-pending drug combinations that targets certain inflammatory disorders. If and when SoLogic Pty. lists on a public exchange, it will retain an option to purchase Immune Network's interest in the Joint Venture for AUD$15,000,000. SoLogic is proposing an AUD$8 million IPO in the second quarter of 2003. AbNovo's new executive members and board are to be set by the Joint Venture partners.

SECTION 5 LIQUIDITY AND CAPITAL RESOURCES

The Company had a working capital deficit as of September 30, 2002 of $698,997 (2001: Working capital deficit $3,400,906), the Company had $2,684 in cash and cash equivalents (September: $139,722).

The Company has no commercial revenue and its cash requirements primarily from share issuances and loans. The Company’s ability to realize the carrying value of its assets is dependent on successfully bringing its technologies to the market and achieving future profitable operations, the outcome of which cannot be predicted at this time. It will be necessary for the Company to raise additional funds for the continuing development of its technologies.

Currently, the Company is actively seeking sources of equity or debt financings to sustain its operations. Although the Company has been successful in the past in obtaining both debt and equity financing, it cannot be assured that adequate financing or financing on acceptable terms can be obtained in the future. Although the majority of the expenses in relation to the Company’s clinical trials program have been previously paid in full, the Company continues to operate under difficult capital market conditions. Due to the lack of readily available finance, the Company has been increasingly reducing operating expenses and has been forced to scale back the development of all of its projects.

IMMUNE NETWORK LTD.
SCHEDULE B: SUPPLEMENTAL INFORMATION
SEPTEMBER 30, 2002

During the quarter, the Company was able to partially finance its activities through loans and through an equity placement. The proceeds of the private placement were US $89,831.

It is important to note that the Company is currently experiencing a serious working capital deficit and there is no assurance of its ability to sustain itself as a viable entity through financing activities that are underway.